Exhibit 99.1

FOR IMMEDIATE RELEASE
October 25, 2012

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Clint Stein, Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Third Quarter 2012 Earnings
and Quarterly Cash Dividend

TACOMA, Washington, October 25, 2012 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB (“Columbia”) said today upon the release of third quarter 2012 earnings, “Our earnings for the quarter reflected the relative strength of our net interest margin despite ongoing rate challenges in our industry, a rise in our merchant card services and fee income, as well as the continued favorable downward trend in our nonperforming assets. Our focus on developing and enhancing customer relationships resulted in 5% growth in noncovered loans and an 11% increase in our business loans from the end of last year.”
Ms. Dressel also noted, "We were excited to announce our merger agreement with West Coast Bancorp during the quarter. This is an exciting opportunity to unite two community banks who share a long-held commitment to both relationship-based customer service and the communities we serve."
Columbia's net income was $11.9 million for the quarter ended September 30, 2012 compared to net income of $18.9 million for the same quarter of 2011. Earnings per diluted common share were $0.30 for the third quarter, compared with earnings of $0.48 per diluted common share a year earlier. The decline in earnings was due to the enhanced benefits realized in the third quarter of 2011 from Columbia's FDIC-assisted transactions.

Significant Influences on the Quarter Ended September 30, 2012

Net Interest Margin

Columbia's net interest margin decreased to 5.52% for the third quarter of 2012, down from 6.53% for the same period last year and down from 5.88% for the second quarter of 2012. Columbia's net interest margin is impacted significantly by the accounting for acquired loans. The net interest margin for the current quarter reflects a moderating trend in the incremental accretion income related to the acquired loans, which peaked during the last six months of 2011.

Columbia's net interest margin, excluding incremental accretion income, decreased to 4.40% for the third quarter of 2012, down from 4.59% for the same period last year and down from 4.44% for the second quarter of 2012. The net interest margin, excluding incremental accretion income, was negatively impacted during the third quarter of 2012 by the overall decreasing trend in rates, impacting both the loan and investment portfolios. Average noncovered loan yields have decreased due to a combination of repricing of existing loans and new loan originations at lower rates. The average yield on investments declined as portfolio cash flows were reinvested at lower prevailing rates.

The following table shows the impact to interest income and the related impact to the net interest margin resulting from accretion of income on acquired loan portfolios for the periods presented.

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(dollars in thousands)
Interest income as recorded	$21,476	$31,543	$78,864	$70,859
Less: Interest income at stated note rate	9,603	11,843	29,558	29,905
Incremental accretion income	$11,873	$19,700	$49,306	$40,954
Incremental accretion income due to:
Acquired impaired loans	$11,260	$14,604	$44,455	$35,858
Other acquired loans	613	5,096	4,851	5,096
Incremental accretion income	$11,873	$19,700	$49,306	$40,954
Reported net interest margin	5.52%	6.53%	5.99%	5.96%
Net interest margin excluding incremental accretion income	4.40%	4.59%	4.43%	4.52%

Asset Quality

At September 30, 2012, nonperforming noncovered assets were $53.3 million, a decrease of 20% from $67.1 million at June 30, 2012, and 38% from $85.4 million at December 31, 2011. Nonaccrual loans declined $7.9 million during the third quarter. The decrease in nonaccrual loans for the quarter was driven by payments of $9.4 million, charge-offs of $2.0 million and the return of $2.0 million of nonaccrual loans to accrual status, partially offset by $5.5 million of new nonaccrual loans. Noncovered other real estate owned (OREO) and other personal property owned (OPPO) were reduced by $5.9 million, as a result of $5.5 million in sales and $458 thousand in write-downs. Columbia's allowance for loan losses to nonperforming, noncovered loans ratio improved to 124% for the quarter, up from 106% for the second quarter 2012 and 91% for the same period last year.

The following table sets forth, at the dates indicated, information with respect to noncovered nonaccrual loans and total noncovered nonperforming assets.

	September 30, 2012	June 30, 2012	December 31, 2011
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$12,564	$13,052	$10,243
Real estate:
One-to-four family residential	2,220	2,244	2,696
Commercial and multifamily residential	19,459	23,302	19,485
Total real estate	21,679	25,546	22,181
Real estate construction:
One-to-four family residential	5,359	5,223	10,785
Commercial and multifamily residential	—	3,754	7,067
Total real estate construction	5,359	8,977	17,852
Consumer	1,987	1,890	3,207
Total nonaccrual loans	41,589	49,465	53,483
Noncovered other real estate owned and other personal property owned	11,749	17,608	31,905
Total nonperforming noncovered assets	$53,338	$67,073	$85,388

For the quarter ended September 30, 2012, net loan charge-offs were $3.5 million, compared to $4.1 million for the same period a year ago, and $3.8 million last quarter. Net charge-offs during the current quarter were primarily centered in commercial business loans.

The following table provides an analysis of the Company's allowance loan and lease losses at the dates and the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)
Beginning balance	$52,196	$54,057	$53,041	$60,993
Charge-offs:
Commercial business	(3,775)	(1,946)	(8,178)	(6,151)
One-to-four family residential real estate	(49)	(53)	(499)	(717)
Commercial and multifamily residential real estate	(592)	(443)	(5,108)	(2,362)
One-to-four family residential real estate construction	(325)	(183)	(1,426)	(2,415)
Commercial and multifamily residential real estate construction	—	(145)	(93)	(1,710)
Consumer	(500)	(2,102)	(1,968)	(3,298)
Total charge-offs	(5,241)	(4,872)	(17,272)	(16,653)
Recoveries:
Commercial business	277	460	1,314	1,157
One-to-four family residential real estate	157	78	202	78
Commercial and multifamily residential real estate	446	10	1,338	96
One-to-four family residential real estate construction	404	119	906	1,923
Commercial and multifamily residential real estate construction	63	—	64	—
Consumer	350	70	809	178
Total recoveries	1,697	737	4,633	3,432
Net charge-offs	(3,544)	(4,135)	(12,639)	(13,221)
Provision charged to expense	2,875	500	11,125	2,650
Ending balance	$51,527	$50,422	$51,527	$50,422

For the third quarter of 2012, Columbia made a provision of $2.9 million for noncovered loan losses. For the comparable quarter last year the company made a provision of $500 thousand. The provision for noncovered loan losses during the current quarter was primarily driven by net charge-offs experienced in the quarter and to a lesser extent by the $40 million in noncovered loan growth experienced during the quarter, partially offset by improved credit quality in the noncovered portfolio. The growth in noncovered loans was centered in commercial business loans and term commercial real estate loans.

The allowance for noncovered loan losses to period end loans was 2.08% at September 30, 2012 compared to 2.14% at June 30, 2012 and 2.26% at December 31, 2011.

Impact of Acquired Loan Accounting
The following table illustrates the significant impact to earnings associated with Columbia's acquired loan portfolios:

Acquired Loan Portfolio Activity

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(in thousands)
Incremental accretion income on acquired impaired loans	$11,260	$14,604	$44,455	$35,858
Incremental accretion income on other acquired loans	613	5,096	4,851	5,096
(Provision) recapture for losses on covered loans	3,992	(433)	(23,381)	(2,312)
Change in FDIC loss-sharing asset	(12,951)	(10,855)	(14,787)	(32,048)
Claw back liability expense	(334)	(1,146)	(100)	(3,294)
Pre-tax earnings impact	$2,580	$7,266	$11,038	$3,300

The incremental accretion income in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At September 30, 2012, the accretable yield on acquired impaired loans was $188.5 million and the net discount on other acquired loans was $6.4 million. The accretable yield and net discount represent income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are re-measured by Columbia on a quarterly basis.

The $4.0 million net recapture of provision for losses on covered loans in the current period is partially offset by an 80%, or $3.2 million, adjustment to the change in the FDIC loss-sharing asset, resulting in a favorable net pre-tax earnings impact of $800 thousand. The recapture for losses on covered loans was primarily due to increased expected future cash flows as re-measured during the current quarter when compared to the prior quarter's re-measurement.

The $13.0 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $9.7 million of scheduled amortization expense, the $3.2 million unfavorable adjustment described above and approximately $64 thousand of expense related to covered other real estate owned.

Balance Sheet
At September 30, 2012, Columbia's total assets were $4.90 billion, a 2% increase from $4.79 billion in total assets at both June 30, 2012 and December 31, 2011. Noncovered loans were $2.48 billion at September 30, 2012, up 2% from $2.44 billion at June 30, 2012 and up 5% from $2.35 billion at December 31, 2011. Net noncovered loan growth was approximately $40 million from June 30, 2012 and $128 million from year-end 2011. Securities, including FHLB stock, were $965.6 million at September 30, 2012, down 5% from $1.02 billion at June 30, 2012 and down 8% from $1.05 billion at December 31, 2011.

Total deposits at September 30, 2012 were $3.94 billion, a 3% increase from $3.83 billion at June 30, 2012, and a 3% increase from $3.82 billion at December 31, 2011. Core deposits comprised 94% of total deposits, and were $3.69 billion at September 30, 2012, an increase of 3% from $3.57 billion at June 30, 2012, and an increase of 5% from $3.51 billion at December 31, 2011.

Total shareholders' equity was $762.0 million at September 30, 2012, compared to $758.7 million and $759.3 million at June 30, 2012 and December 31, 2011, respectively. In accordance with the Columbia's recent capital and dividend strategies, total shareholders' equity has remained relatively unchanged over the past four quarters.

Third Quarter 2012 Operating Results

Quarter ended September 30, 2012
Net Interest Income
Net interest income for the third quarter of 2012 was $57.3 million, a decrease of 12% from $64.8 million for the same quarter in 2011, primarily due to the accretion income recorded during the third quarter of 2011 related to our acquired loan portfolios.

Compared to the second quarter of 2012, net interest income decreased 4% from $59.7 million primarily due to the continued moderation of accretion income on acquired loans. During the third quarter of 2012, the Company recorded $11.9 million in incremental accretion income on acquired loans compared to $15.0 million for the second quarter of 2012.

Noninterest Income (Loss)
Total noninterest income was a loss of $911 thousand for the third quarter of 2012, compared to income of $2.2 million a year earlier. The decrease from the prior-year period was primarily due to the change in the FDIC loss-sharing asset, which, when combined with the gain on bank acquisition recorded in August 2011, accounted for $3.9 million.
Excluding these two items, noninterest income was up approximately $800 thousand, or 7%, with approximately half of the increase driven by merchant card services volume, and the other half from fees on deposit accounts. On a year-to-date basis, noninterest income was up 16% compared to the same period in 2011.
Prior to the change in the FDIC loss-sharing asset, noninterest income was up approximately $100 thousand in the third quarter 2012 on a linked-quarter basis compared to the second quarter 2012. The change in the FDIC loss-sharing asset was a decrease of $12.8 million which resulted in an overall noninterest income decline of $12.7 million.
    The following table reflects the components of the change in the FDIC loss-sharing asset for the three month periods indicated.

	Three Months Ended
	September 30,		June 30,
	2012	2011	2012
	(in thousands)
Adjustments reflected in income
Amortization, net	(9,694)	(10,928)	(9,851)
Loan impairment (recapture)	(3,193)	921	9,350
Sale of other real estate	(1,315)	(1,471)	(1,498)
Write-downs of other real estate	1,141	467	1,732
Other	110	156	99
Change in FDIC loss-sharing asset	$(12,951)	$(10,855)	$(168)
Noninterest Expense
Total noninterest expense for the third quarter of 2012 was $40.9 million, an increase of 3% from $39.9 million for the same quarter in 2011. The increase from the prior-year period was due to a rise in legal and professional costs of $826 thousand, which includes $1.1 million of costs related to the recently announced merger with West Coast Bancorp, as well as an increase in other noninterest expense of $1.2 million. The increase in other noninterest expense was primarily due to $1.2 million in expense recapture from other personal property owned for the third quarter of last year compared to just $108 thousand in the current quarter. These increases were partially offset by an $812 thousand reduction in FDIC clawback liability expense and an $874 thousand decrease in the net cost of operation of other real estate owned.

Compared to the second quarter of 2012, noninterest expense increased $1.1 million, or 3%. The increase was attributable to the previously mentioned expenses associated with the recently announced merger with West Coast Bancorp.

Merger Activity
In September, 2012, Columbia announced the signing of a definitive merger agreement with West Coast Bancorp ("West Coast"), headquartered in Lake Oswego, Oregon. The agreement was unanimously approved by the Board of Directors of each company. The transaction is expected to be completed in the first quarter of 2013, after obtaining the approval of the shareholders of each company and the necessary regulatory approvals. Ms. Dressel commented, "After the merger, Columbia will rank as the number one community bank in deposit market share in both Oregon and Washington. We will have extensive coverage throughout both states, with over 150 branches, about $7.2 billion in assets, and continued strong capital levels. Customers of both banks will enjoy increased convenience and a broader array of product offerings, further enhancing our style of banking."

Cash Dividend Announcement
Melanie Dressel commented, “For the past four quarters, we have provided a full payout of earnings with our regular and special dividends as we did not see the need to accumulate capital. As a result of our recent acquisition announcement, we are discontinuing our special dividend. We will pay a regular cash dividend of $0.09 per common share on November 21, 2012 to shareholders of record as of the close of business on November 7, 2012.”

Conference Call
Columbia's management will discuss the third quarter 2012 results on a conference call scheduled for Thursday, October 25, 2012 at 1:00 p.m. PDT (4:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #41231628.
A conference call replay will be available from approximately 4:00 p.m. PDT on October 25, 2012 through midnight PDT on November 1, 2012. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #41231628.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the sixth consecutive year, the bank was named in 2012 as one of Puget Sound Business Journal's “Washington's Best Workplaces.”
    Columbia Banking System has 101 banking offices, including 76 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) the proposed merger with West Coast Bancorp may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all, which may have an effect on the trading prices of Columbia's stock; (5) costs or difficulties related to the integration of acquisitions may be greater than expected; (6) competitive pressure among financial institutions may increase significantly; and (7) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Nine Months Ended
Unaudited	September 30,				September 30,
	2012		2011		2012		2011
Earnings	(dollars in thousands except per share amounts)
Net interest income	$57,265		$64,788		$184,029		$164,612
Provision for loan and lease losses	$2,875		$500		$11,125		$2,650
Provision (recapture) for losses on covered loans, net (1)	$(3,992)		$433		$23,381		$2,312
Noninterest income (loss)	$(911)		$2,196		$20,491		$319
Noninterest expense	$40,936		$39,935		$125,113		$114,445
Net income	$11,880		$18,872		$32,681		$33,283
Per Common Share
Earnings (basic)	$0.30		$0.48		$0.82		$0.84
Earnings (diluted)	$0.30		$0.48		$0.82		$0.84
Book value	$19.20		$18.99		$19.20		$18.99
Averages
Total assets	$4,828,102		$4,680,901		$4,797,543		$4,426,037
Interest-earning assets	$4,263,414		$4,028,029		$4,199,125		$3,794,865
Loans, including covered loans	$2,919,520		$2,777,681		$2,891,688		$2,536,492
Securities	$983,815		$998,775		$1,012,716		$919,173
Deposits	$3,859,284		$3,678,931		$3,829,640		$3,457,227
Core deposits	$3,599,246		$3,332,234		$3,555,936		$3,132,963
Interest-bearing deposits	$2,665,094		$2,651,664		$2,673,335		$2,521,136
Interest-bearing liabilities	$2,803,201		$2,813,396		$2,813,269		$2,686,491
Noninterest-bearing deposits	$1,194,190		$1,027,268		$1,156,304		$936,091
Shareholders' equity	$761,281		$735,192		$760,217		$721,638
Financial Ratios
Return on average assets	0.98%		1.60%		0.91%		1.01%
Return on average common equity	6.21%		10.18%		5.74%		6.17%
Average equity to average assets	15.77%		15.71%		15.85%		16.30%
Net interest margin	5.52%		6.53%		5.99%		5.96%
Efficiency ratio (tax equivalent)(2)	68.46%		69.17%		69.47%		68.62%

	September 30,				December 31,
Period end	2012		2011		2011
Total assets	$4,903,049		$4,755,832		$4,785,945
Covered assets, net	$445,797		$595,640		$560,055
Loans, excluding covered loans, net	$2,476,844		$2,257,899		$2,348,371
Allowance for noncovered loan and lease losses	$51,527		$50,422		$53,041
Securities	$965,641		$1,018,069		$1,050,325
Deposits	$3,938,855		$3,795,499		$3,815,529
Core deposits	$3,685,844		$3,464,705		$3,510,435
Shareholders' equity	$761,977		$749,966		$759,338
Nonperforming, noncovered assets
Nonaccrual loans	$41,589		$55,183		$53,483
Other real estate owned ("OREO") and other personal property owned ("OPPO")	11,749		34,069		31,905
Total nonperforming, noncovered assets	$53,338		$89,252		$85,388
Nonperforming assets to period-end noncovered loans + OREO and OPPO	2.14%		3.89%		3.59%
Nonperforming loans to period-end noncovered loans	1.68%		2.44%		2.28%
Nonperforming assets to period-end noncovered assets	1.20%		2.15%		2.02%
Allowance for loan and lease losses to period-end noncovered loans	2.08%		2.23%		2.26%
Allowance for loan and lease losses to nonperforming noncovered loans	123.90%		91.37%		99.17%
Net noncovered loan charge-offs	$12,639	(3)	$13,221	(4)	$15,352	(5)

(1) Provision (recapture) for losses on covered loans was partially offset by $3.2 million in expense and $346 thousand in income recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended September 30, 2012 and 2011, respectively. For the nine months ended September 30, 2012 and 2011, provision (recapture) for losses on covered loans was partially offset by $18.7 million in income and $1.8 million in income, respectively.

(2) Noninterest expense, excluding net cost of operation of other real estate, FDIC clawback liability expense and merger related expenses, divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, impairment charge on investment securities, gain on bank acquisition, incremental accretion income on the acquired loan portfolio and the change in FDIC loss-sharing asset.

(3) For the nine months ended September 30, 2012.
(4) For the nine months ended September 30, 2011.
(5) For the twelve months ended December 31, 2011.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	September 30,		December 31,
	2012		2011
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,142,737	46.1%	$1,031,721	43.9%
Real estate:
One-to-four family residential	47,656	1.9%	64,491	2.8%
Commercial and multifamily residential	1,035,356	41.9%	998,165	42.5%
Total real estate	1,083,012	43.8%	1,062,656	45.3%
Real estate construction:
One-to-four family residential	50,381	2.0%	50,208	2.1%
Commercial and multifamily residential	51,466	2.1%	36,768	1.6%
Total real estate construction	101,847	4.1%	86,976	3.7%
Consumer	160,771	6.5%	183,235	7.8%
Subtotal loans	2,488,367	100.5%	2,364,588	100.7%
Less: Net unearned income	(11,523)	(0.5)%	(16,217)	(0.7)%
Total noncovered loans, net of unearned income	2,476,844	100.0%	2,348,371	100.0%
Less: Allowance for loan and lease losses	(51,527)		(53,041)
Noncovered loans, net	2,425,317		2,295,330
Covered loans, net of allowance for loan losses of ($29,157) and ($4,944), respectively	429,286		531,929
Total loans, net	$2,854,603		$2,827,259
Loans held for sale	$3,600		$2,148

	September 30,		December 31,
	2012		2011
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$1,270,321	32.3%	$1,156,610	30.3%
Interest bearing demand	804,578	20.4%	735,340	19.3%
Money market	1,045,551	26.5%	1,031,664	27.0%
Savings	300,800	7.6%	283,416	7.4%
Certificates of deposit less than $100,000	264,594	6.7%	303,405	8.0%
Total core deposits	3,685,844	93.5%	3,510,435	92.0%

Certificates of deposit greater than $100,000	228,052	5.9%	262,731	6.9%
Certificates of deposit insured by CDARS®	24,846	0.6%	42,080	1.1%
Subtotal	3,938,742	100.0%	3,815,246	100.0%
Premium resulting from acquisition date fair value adjustment	113		283
Total deposits	$3,938,855		$3,815,529

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	September 30,		December 31,
	2012		2011
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$16,511	$45	$28,126	$45
Noncovered	10,875	874	22,893	8,966
Total	$27,386	$919	$51,019	$9,011

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
OREO and OPPO Earnings Impact	(in thousands)
Net cost (benefit) of operation of noncovered OREO	$(63)	$1,291	$4,102	$5,849
Net benefit of operation of covered OREO	(1,006)	(1,486)	(4,638)	(6,272)
Net benefit of operation of OREO	$(1,069)	$(195)	$(536)	$(423)

Noncovered OPPO cost (benefit), net	$(100)	$(1,108)	$2,242	$(1,108)
Covered OPPO benefit, net	(8)	(104)	(16)	(104)
OPPO expense, net (1)	$(108)	$(1,212)	$2,226	$(1,212)

(1) OPPO expense, net is included in Other noninterest expense in the Consolidated Statements of Income.

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(dollars in thousands except per share)
Earnings
Net interest income	$57,265	$59,701	$67,063	$72,124	$64,788
Provision for loan and lease losses	$2,875	$3,750	$4,500	$4,750	$500
Provision (recapture) for losses on covered loans	$(3,992)	$11,688	$15,685	$(3,960)	$433
Noninterest income (loss)	$(911)	$11,828	$9,574	$(9,602)	$2,196
Noninterest expense	$40,936	$39,825	$44,352	$41,314	$39,935
Net income	$11,880	$11,899	$8,902	$14,754	$18,872
Per Common Share
Earnings (basic)	$0.30	$0.30	$0.22	$0.37	$0.48
Earnings (diluted)	$0.30	$0.30	$0.22	$0.37	$0.48
Book value	$19.20	$19.13	$18.97	$19.23	$18.99
Averages
Total assets	$4,828,102	$4,788,723	$4,776,186	$4,755,222	$4,680,901
Interest-earning assets	$4,263,414	$4,194,281	$4,137,449	$4,098,603	$4,028,029
Loans, including covered loans	$2,919,520	$2,895,436	$2,860,524	$2,817,279	$2,777,681
Securities	$983,815	$1,029,337	$1,023,067	$957,727	$998,775
Deposits	$3,859,284	$3,823,985	$3,805,324	$3,791,169	$3,678,931
Core deposits	$3,599,246	$3,555,279	$3,512,490	$3,472,023	$3,332,234
Interest-bearing deposits	$2,665,094	$2,682,092	$2,672,911	$2,664,133	$2,651,664
Interest-bearing liabilities	$2,803,201	$2,820,857	$2,815,753	$2,808,497	$2,813,396
Noninterest-bearing deposits	$1,194,190	$1,141,893	$1,132,413	$1,127,036	$1,027,268
Shareholders' equity	$761,281	$758,391	$761,686	$757,696	$735,192
Financial Ratios
Return on average assets	0.98%	1.00%	0.75%	1.23%	1.60%
Return on average common equity	6.21%	6.31%	4.70%	7.73%	10.18%
Average equity to average assets	15.77%	15.84%	15.95%	15.93%	15.71%
Net interest margin	5.52%	5.88%	6.67%	7.14%	6.53%
Efficiency ratio (tax equivalent)	68.46%	68.54%	71.48%	69.56%	69.17%
Period end
Total assets	$4,903,049	$4,789,413	$4,815,432	$4,785,945	$4,755,832
Covered assets, net	$445,797	$482,073	$526,043	$560,055	$595,640
Loans, excluding covered loans, net	$2,476,844	$2,436,961	$2,371,818	$2,348,371	$2,257,899
Allowance for noncovered loan and lease losses	$51,527	$52,196	$52,283	$53,041	$50,422
Securities	$965,641	$1,019,978	$1,021,428	$1,050,325	$1,018,069
Deposits	$3,938,855	$3,830,817	$3,865,445	$3,815,529	$3,795,499
Core deposits	$3,685,844	$3,568,307	$3,591,663	$3,510,435	$3,464,705
Shareholders' equity	$761,977	$758,712	$752,703	$759,338	$749,966
Nonperforming, noncovered assets
Nonaccrual loans	$41,589	$49,465	$57,552	$53,483	$55,183
OREO and OPPO	11,749	17,608	21,571	31,905	34,069
Total nonperforming, noncovered assets	$53,338	$67,073	$79,123	$85,388	$89,252
Nonperforming assets to period-end noncovered loans + OREO and OPPO	2.14%	2.73%	3.31%	3.59%	3.89%
Nonperforming loans to period-end noncovered loans	1.68%	2.03%	2.43%	2.28%	2.44%
Nonperforming assets to period-end noncovered assets	1.20%	1.56%	1.84%	2.02%	2.15%
Allowance for loan and lease losses to period-end noncovered loans	2.08%	2.14%	2.20%	2.26%	2.23%
Allowance for loan and lease losses to nonperforming noncovered loans	123.90%	105.52%	90.84%	99.17%	91.37%
Net noncovered loan charge-offs	$3,544	$3,836	$5,258	$2,131	$4,135

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Nine Months Ended
Unaudited	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands except per share)
Interest Income
Loans	$52,600	$59,655	$168,875	$151,446
Taxable securities	4,218	6,037	14,414	16,701
Tax-exempt securities	2,422	2,500	7,442	7,483
Federal funds sold and deposits in banks	229	240	564	722
Total interest income	59,469	68,432	191,295	176,352
Interest Expense
Deposits	1,339	2,642	4,679	8,569
Federal Home Loan Bank advances	745	807	2,229	2,215
Long-term obligations	—	75	—	579
Other borrowings	120	120	358	377
Total interest expense	2,204	3,644	7,266	11,740
Net Interest Income	57,265	64,788	184,029	164,612
Provision for loan and lease losses	2,875	500	11,125	2,650
Provision (recapture) for losses on covered loans, net	(3,992)	433	23,381	2,312
Net interest income after provision (recapture) for loan and lease losses	58,382	63,855	149,523	159,650
Noninterest Income (Loss)
Service charges and other fees	7,609	6,991	22,222	19,746
Gain on bank acquisitions, net of tax	—	1,830	—	1,830
Merchant services fees	2,054	1,952	6,167	5,393
Gain on sale of investment securities, net	—	—	62	—
Bank owned life insurance	747	523	2,177	1,556
Change in FDIC loss-sharing asset	(12,951)	(10,855)	(14,787)	(32,048)
Other	1,630	1,755	4,650	3,842
Total noninterest income (loss)	(911)	2,196	20,491	319
Noninterest Expense
Compensation and employee benefits	21,523	21,392	64,484	59,772
Occupancy	4,886	4,815	15,310	13,600
Merchant processing	921	976	2,724	2,764
Advertising and promotion	1,341	1,137	3,342	3,050
Data processing and communications	2,499	2,195	7,263	6,032
Legal and professional fees	2,783	1,957	6,221	4,868
Taxes, licenses and fees	1,124	1,211	3,594	2,983
Regulatory premiums	775	574	2,560	3,553
Net benefit of operation of other real estate	(1,069)	(195)	(536)	(423)
Amortization of intangibles	1,093	1,177	3,362	3,116
FDIC clawback liability	334	1,146	100	3,294
Other	4,726	3,550	16,689	11,836
Total noninterest expense	40,936	39,935	125,113	114,445
Income before income taxes	16,535	26,116	44,901	45,524
Provision for income taxes	4,655	7,244	12,220	12,241
Net Income	$11,880	$18,872	$32,681	$33,283
Earnings per common share
Basic	$0.30	$0.48	$0.82	$0.84
Diluted	$0.30	$0.48	$0.82	$0.84
Dividends paid per common share	$0.30	$0.06	$0.89	$0.14
Weighted average number of common shares outstanding	39,289	39,131	39,248	39,092
Weighted average number of diluted common shares outstanding	39,291	39,192	39,251	39,167

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			September 30,	December 31,
			2012	2011
			(in thousands)
ASSETS
Cash and due from banks			$98,979	$91,364
Interest-earning deposits with banks and federal funds sold			463,613	202,925
Total cash and cash equivalents			562,592	294,289
Securities available for sale at fair value (amortized cost of $898,434 and $987,560, respectively)			943,624	1,028,110
Federal Home Loan Bank stock at cost			22,017	22,215
Loans held for sale			3,600	2,148
Loans, excluding covered loans, net of unearned income of ($11,523) and ($16,217), respectively			2,476,844	2,348,371
Less: allowance for loan and lease losses			51,527	53,041
Loans, excluding covered loans, net			2,425,317	2,295,330
Covered loans, net of allowance for loan losses of ($29,157) and ($4,944), respectively			429,286	531,929
Total loans, net			2,854,603	2,827,259
FDIC loss-sharing asset			111,677	175,071
Interest receivable			16,587	15,287
Premises and equipment, net			115,506	107,899
Other real estate owned ($16,511 and $28,126 covered by Federal Deposit Insurance Corporation loss-share, respectively)			27,386	51,019
Goodwill			115,554	115,554
Core deposit intangible, net			16,803	20,166
Other assets			113,100	126,928
Total assets			$4,903,049	$4,785,945
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$1,270,321	$1,156,610
Interest-bearing			2,668,534	2,658,919
Total deposits			3,938,855	3,815,529
Federal Home Loan Bank advances			113,080	119,009
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			64,137	67,069
Total liabilities			4,141,072	4,026,607
Commitments and contingent liabilities
	September 30,	December 31,
	2012	2011
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,689	39,506	581,001	579,136
Retained earnings			152,498	155,069
Accumulated other comprehensive income			28,478	25,133
Total shareholders' equity			761,977	759,338
Total liabilities and shareholders' equity			$4,903,049	$4,785,945